Exhibit 99.1

Ares Management Corporation and Sumitomo Mitsui Banking Corporation Announce

Strategic Agreement and Equity Transaction

Ares and SMBC Announce Their Intention to Collaborate on Future Business Opportunities to Enhance Value to Their Clients and Accelerate Growth

SMBC Invests $384 Million in Ares Management Corporation Class A Common Stock

LOS ANGELES & TOKYO – March 30, 2020 – Ares Management Corporation (“Ares”) (NYSE: ARES), Sumitomo Mitsui Financial Group, Inc. and Sumitomo Mitsui Banking Corporation (hereinafter referred as “SMBC,” together, the two are hereinafter referred to as “SMBC Group”) announced today that they have reached a strategic agreement to collaborate on future business opportunities. As part of this agreement, SMBC will make a $384 million equity investment in the publicly traded shares of Class A common stock of Ares.

Together, Ares and SMBC Group plan to collaborate across three highly-accretive growth areas. These initiatives are expected to strengthen the existing businesses of Ares and SMBC Group and enhance each firm’s ability to support its clients’ needs on a global basis.

•	Strategic Distribution: Ares and SMBC Group plan to enter into a strategic distribution agreement to market Ares’ investment products to SMBC’s clients in the Japanese market.

•	Accretive Investment Opportunities: SMBC Group will utilize its capital to make attractive investments that will support the launch of certain new businesses and accelerate the advancement of certain existing platforms across Ares with a particular focus on the private credit markets.

•	Capital Markets Collaboration: Ares and SMBC Group will coordinate on certain capital markets financing activities in the US and Asian leveraged finance markets.

As part of this multi-faceted partnership, SMBC will purchase 12.1 million shares of Class A common stock from Ares at a price per share of $31.64 based on the volume weighted average price over the last 30 trading days prior to this announcement. Following the investment, SMBC will own a 4.9% equity stake in Ares Management Corporation and the Co-Founders, other employees of Ares and entities controlled by such persons will own approximately 61%, on a fully exchanged basis. Ares intends to use the proceeds from SMBC’s $384 million direct investment for strategic growth initiatives, including funding additional growth capital for its insurance initiative, Aspida Financial, rolling out the aforementioned new investment products in the Japanese market in partnership with SMBC Group and taking advantage of opportunities presented by the current market dislocation.

“We have enjoyed a long and mutually beneficial relationship with SMBC Group and we are excited to enhance our already strong strategic collaboration,” said Michael Arougheti, CEO and President of Ares. “We believe this partnership will empower both of our firms to further leverage our individual franchise strengths and will enable us to accelerate the growth of many new strategic business initiatives on a global scale.”

“Beyond the growth opportunity that this partnership presents for both of our firms, the strategic investment by SMBC coupled with Ares’ existing strong balance sheet and liquidity position and our proven ability to grow through periods of extreme market dislocation provides an opportunity for our firms to jointly capitalize on compelling risk-adjusted investments in this period of market volatility,” stated Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares.

President and Group CEO of SMBC Group, Jun Ohta and Deputy President and Executive Officer of SMBC

Group, Masahiko Oshima, commented: “We are pleased to enter into this strategic partnership to help accelerate the growth of our two businesses, and to enhance our clients’ global product needs in the attractively growing global alternative asset management industry.”

Citi served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to SMBC Group. Goldman Sachs & Co. LLC served as financial advisor and Kirkland & Ellis LLP served as legal advisor to Ares.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management’s global platform had $149 billion of assets under management as of December 31, 2019 and employs approximately 1,200 employees in over 20 offices in more than 10 countries. Please visit www.aresmgmt.com for additional information.

About Sumitomo Mitsui Financial Group, Inc.

SMBC Group is one of the largest financial institutions headquartered in Japan, with an established presence across all consumer and corporate banking businesses. Through the subsidiaries and affiliates, SMBC Group offers a diverse range of financial services, including commercial banking, leasing, securities, credit card, consumer finance and other services. SMBC Group’s consolidated total assets were ¥ 212.4 trillion as of December 31, 2019.

About Sumitomo Mitsui Banking Corporation

SMBC is a commercial banking entity within SMBC Group and is one of the largest commercial banks globally on the basis of total assets. It provides an extensive range of corporate and consumer banking services in Japan and globally.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or Ares' future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares' filings with the Securities and Exchange Commission. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Management Corporation:

Media:

Mendel Communications

Bill Mendel, 212-397-1030

bill@mendelcommunications.com

or

Investors:

Ares Management Corporation

Carl Drake, 800-340-6597

cdrake@aresmgmt.com

or

Priscila Roney, 212-808-1185

proney@aresmgmt.com